UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Merrimack Pharmaceuticals, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MERRIMACK PHARMACEUTICALS, INC.

One Kendall Square, Suite B7201

Cambridge, Massachusetts 02139

SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND

DEFINITIVE PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

to be held on Friday, August 11, 2017

On July 14, 2017, Merrimack Pharmaceuticals, Inc. (the “Company”) filed a Current Report on Form 8-K disclosing that on July 7, 2017, Gary Crocker resigned from the Audit Committee of the Board of Directors (the “Board”) of the Company, and Vivian Lee, a current member of the Board and an independent director, was appointed to the Audit Committee. Mr. Crocker will continue to serve as a director and as the Chairman of the Board of the Company.

On July 10, 2017, the Company received a letter from the Nasdaq Stock Market (“Nasdaq”) stating that Mr. Crocker’s service on the Audit Committee from March 9, 2017 to July 7, 2017 had caused the Company to not be in compliance with the audit committee composition requirement set forth in Nasdaq Listing Rule 5605(c)(2)(A) (the “Listing Rule”) during such time. Nasdaq determined that Mr. Crocker did not meet the Listing Rule’s criteria for service on the Audit Committee because he had participated in the preparation of the Company’s financial statements while he was interim President and Chief Executive Officer of the Company from October 3, 2016 to February 6, 2017. The letter also stated that because Mr. Crocker had been replaced on the Audit Committee by a director that did meet the Listing Rule’s criteria, the Company had regained compliance with the Listing Rule and the matter is now closed.

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